Exhibit 99.1

Metal Sky Star Acquisition Corporation Announces the Separate Trading of its Ordinary Shares, Rights and Warrants

New York, NY, May 26, 2022 (GLOBE NEWSWIRE) – Metal Sky Star Acquisition Corporation (Nasdaq: MSSAU) (the “Company”) announced that, commencing Tuesday, May 31, 2022, holders of the units sold in the Company’s initial public offering of 11,500,000 units (the “Units”) may commence separate trading of the underlying component securities. Each Unit consists of one ordinary share, par value $0.001 per ordinary share (“Share”), one redeemable warrant (“Warrant”) entitling its holder to purchase one Share at a price of $11.50 per Share, and one right to receive one-tenth (1/10) of one Share upon the consummation of the Company’s initial business combination. Those units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “MSSAU.”

The ordinary shares, rights and warrants that are separated will trade on Nasdaq under the symbols “MSSA,” “MSSAR” and “MSSAW,” respectively. Holders of units will need to have their securities brokers contact Vstock Transfer LLC at 18 Lafayette Place, Woodmere, New York 11598, the Company’s transfer agent, in order to separate the units into ordinary shares, rights and warrants.

The units were initially offered by the Company in an underwritten offering through Ladenburg Thalmann & Co. Inc., which acted as the sole book runner for the offering and as the representative of the underwriters in the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 31, 2022. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About Metal Sky Star Acquisition Corporation

Metal Sky Star Acquisition Corporation is a newly organized blank check company formed under the laws of the Cayman Islands for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward-looking statements, including the successful consummation of the Company’s initial public offering, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Company Contacts:

Man Chak Leung

Chief Executive Officer

132 West 31st Street, First Floor

New York, NY 10001

(332) 237-6141

Email: adrian@metalskystar.com